===============================================================================
                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0059  \
                                               \  Expires:  January 31, 2002  \
                                               \  Estimated average burden    \
                                               \  hours per response....13.12 \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              PTEK HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[PTEK HOLDINGS LOGO]

                           3399 Peachtree Road, N.E.
                              The Lenox Building
                                   Suite 600
                            Atlanta, Georgia 30326

                                                                 April 28, 2000

Dear Shareholder:

  On behalf of the Board of Directors and management of PTEK Holdings, Inc., you are cordially invited to the Annual Meeting of Shareholders to be held on Wednesday, June 7, 2000, at 10:00 a.m. at the Sheraton Buckhead Hotel at 3405 Lenox Road, N.E., Atlanta, Georgia 30326.

  At the Annual Meeting, shareholders will be asked to:

  .  elect three directors for three-year terms;

  .  approve a 2000 Directors Stock Plan; and

  . transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These matters are described in the accompanying Notice of Annual Meeting and Proxy Statement.

  It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking the enclosed proxy card. Please then sign and date the proxy card and return it in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at the meeting.

  If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name, and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                          Sincerely,

                                          /s/ Boland T. Jones
                                          Boland T. Jones
                                          Chief Executive Officer and
                                          Chairman of the Board

                              PTEK Holdings, Inc.
                           3399 Peachtree Road, N.E.
                              The Lenox Building
                                   Suite 600
                            Atlanta, Georgia 30326

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                          To be held on June 7, 2000

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Shareholders of PTEK Holdings, Inc. (the "Company") will be held at the Sheraton Buckhead Hotel at 3405 Lenox Road, N.E., Atlanta, Georgia, 30326, on Wednesday, June 7, 2000 at 10:00 a.m. for the purposes of:

  1. Electing three directors to serve until the 2003 Annual Meeting of Shareholders;

  2. Approving the Company's 2000 Directors Stock Plan; and

  3. Transacting such other business as may properly come before the Annual Meeting or any adjournments thereof.

  Information relating to the foregoing matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on April 25, 2000 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors.

                                          /s/ Patrick G. Jones
                                          Patrick G. Jones
                                          Corporate Secretary

Atlanta, Georgia
April 28, 2000

  PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                              PTEK HOLDINGS, INC.

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 7, 2000

  This Proxy Statement is furnished to the shareholders of PTEK Holdings, Inc., a Georgia corporation ("PTEK" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Wednesday, June 7, 2000, at 10:00 a.m. at the Sheraton Buckhead Hotel at 3405 Lenox Road, N.E., Atlanta, Georgia 30326.

  The approximate date on which PTEK is first mailing this Proxy Statement and the accompanying proxy card to shareholders is May 10, 2000.

                                    VOTING

General

  The securities that can be voted at the Annual Meeting consist of the
Company's:

  .  Common Stock, $.01 par value per share ("Common Stock"); and

  .  Series B Voting Preferred Stock (the "Preferred Stock").

  Holders of Common Stock are entitled to cast one vote for each share held on the record date on each matter submitted to the shareholders at the Annual Meeting. There is one share of Preferred Stock outstanding and entitled to vote. The holder of the outstanding share of Preferred Stock is entitled to the number of votes that the holders of the shares of exchangeable non-voting shares of Voice-Tel of Canada Limited, a subsidiary of the Company (the "Exchangeable Shares"), would be entitled to cast if all such Exchangeable Shares were exchanged for Common Stock on a one-to-one basis.

  The record date for the determination of shareholders who are entitled to receive notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on April 25, 2000. On the record date, 47,896,014 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting, assuming the conversion of all the Exchangeable Shares.

Quorum and Vote Required

  For each proposal to be considered at the Annual Meeting, the presence, in person or by proxy, of a majority of the votes entitled to be cast on the proposal is necessary to constitute a quorum for action on that matter. Abstentions, votes withheld from any nominee and broker nonvotes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present for purposes of determining the presence or absence of a quorum with regard to any proposal at the Annual Meeting.

  The following shareholder votes will be required for approval of the proposals to be submitted at the Annual Meeting.

  . With regard to the proposal to elect three directors to serve until the 2003 Annual Meeting of Shareholders (Proposal 1), each director must be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote. With respect to Proposal 1, shareholders may vote "for" all of the director nominees, "withhold" authority to vote for all of the nominees or withhold authority to vote for any individual nominee(s) but vote for all other nominees. Shares that are withheld from voting as to any nominee and broker nonvotes will not affect the outcome.

  . Approval of the proposal to adopt the Company's 2000 Directors Stock Plan (Proposal 2) will require that votes cast in favor of the proposal exceed the votes cast against the proposal at the Annual Meeting. With respect to Proposal 2, shareholders may vote "for," "against" or "abstain" from voting. As a result, abstentions and broker nonvotes will not affect the outcome.

Proxies; Other Matters That May Come Before the Annual Meeting

  The accompanying proxy card is for use at the Annual Meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to each proposal on the enclosed proxy card. All properly executed and dated proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If no specific instructions are given, the shares represented by a signed and dated proxy card will be voted "FOR" the election of the three director nominees named in Proposal 1 and "FOR" Proposal 2.

  The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission, the persons named as proxies on the proxy cards will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the Annual Meeting that are submitted to the Company after April 5, 2000. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director in place of a nominee named in Proposal 1 who is unable to serve or for good cause will not serve as a director, and upon matters incident to the conduct of the Annual Meeting.

  The giving of a proxy does not affect the right to vote in person should the shareholder attend the Annual Meeting. Any shareholder who has given a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company at PTEK Holdings, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326, Attention: Patrick G. Jones, Corporate Secretary, by executing and delivering a proxy card bearing a later date to Mr. Jones, or by voting in person at the Annual Meeting. If a shareholder will not be attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

  In addition to soliciting proxies directly, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons. The Company has retained Morrow & Company to assist with the solicitation of proxies, the estimated cost of which is $4,500, plus expenses. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth to the best of the Company's knowledge certain information as of April 25, 2000 regarding the beneficial ownership of the Company's voting stock by:

  . each person who is known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities;

  .  each director and each nominee for director of the Company;

  .  each Named Executive Officer of the Company (as defined below); and

  . all of the Company's executive officers, directors and each person nominated to become a director as a group.

                                                         Shares       Percent
                                                      Beneficially    of Class
Name of Beneficial Owner                               Owned (1)       Owned
------------------------                              ------------    --------
Boland T. Jones......................................  4,126,755(2)      8.3%
George W. Baker, Sr..................................    230,832(3)        *
Raymond H. Pirtle, Jr................................    163,030(4)        *
Roy B. Andersen, Jr..................................    758,508(5)        *
Jeffrey A. Allred....................................    406,283(6)        *
William P. Payne.....................................    606,268(7)        *
Patrick G. Jones.....................................    424,196(8)        *
Jackie M. Ward.......................................     50,000(9)        *
Jeffrey T. Arnold....................................     51,000(10)       *
Max A. Slifer, Jr....................................    264,747(11)       *
Elizabeth W. Abernathy...............................     25,980(12)       *
All current executive officers and directors as a
 group (12 persons)..................................  7,494,367(13)    10.3%

--------
*   Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Shares of the Company's Common Stock subject to warrants or options that are currently exercisable or exercisable within 60 days of April 25, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 1,999,694 shares held of record by Mr. Jones, 768 shares that are held in the Company's 401(k) Plan for the benefit of Mr. Jones, 1,981,413 shares subject to warrants or options that are currently exercisable or exercisable within 60 days, 590 shares held of record by Mr. Jones' wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones, and 144,290 shares held of record by 22 shareholders for which Mr. Jones holds the right to vote pursuant to irrevocable proxies granted by such shareholders to Mr. Jones. Does not include 250 shares held of record by Mr. Jones' wife, as custodian for the benefit of two unrelated minor children under the Uniform Gifts to Minors Act, or 90,900 shares held in four grantor retained annuity trusts, as to which shares Mr. Jones disclaims beneficial ownership. The address of Mr. Jones is 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326.
(3) Includes 110,832 shares held of record by Mr. Baker and 120,000 shares subject to warrants or options that are currently exercisable or exercisable within 60 days. Does not include 44,000 shares held of record by Mr. Baker's wife, as to which shares Mr. Baker disclaims beneficial ownership.

(4) Includes 50,000 shares held of record by Mr. Pirtle and 3,030 shares issuable upon conversion of $100,000 of the 5 3/4% Convertible Subordinated Notes Due 2004 of PTEK (the "Notes") which are convertible into Common Stock at an exercise price of $33.00 per share, all of which are held in a 401(k) plan for the benefit of Mr. Pirtle. Also includes 110,000 shares subject to warrants or options that are currently exercisable or exercisable within 60 days.
(5) Includes 175,008 shares held of record by Mr. Andersen and 583,500 shares subject to warrants or options that are currently exercisable or exercisable within 60 days.
(6) Includes 50,000 shares held by Mr. Allred in an individual retirement account, 768 shares that are held in the Company's 401(k) Plan for the benefit of Mr. Allred, and 355,515 shares that are subject to warrants or options that are currently exercisable or exercisable within 60 days.
(7) Includes 5,500 shares held of record by Mr. Payne and 600,000 shares subject to options that are currently exercisable or exercisable within 60 days.
(8) Includes 19,528 shares held of record by Mr. Jones, 10,000 shares held in an individual retirement account, 768 shares that are held in the Company's 401(k) Plan for the benefit of Mr. Jones, 303,000 shares subject to warrants or options that are currently exercisable or exercisable within 60 days, and 90,900 shares owned by four trusts of which Mr. Jones is the sole trustee.
(9) Includes 50,000 shares subject to options or warrants that are currently exercisable within 60 days.
(10) Includes 1,000 shares held of record by Mr. Arnold and 50,000 shares subject to options or warrants that are exercisable within 60 days.
(11) Includes 36,698 shares held of record by Mr. Slifer, 768 shares that are held in the Company's 401(k) Plan for the benefit of Mr. Slifer, and 227,281 shares subject to options or warrants that are exercisable within 60 days.
(12) Includes 4,128 shares held of record by Ms. Abernathy, 487 shares that are held in the Company's 401(k) Plan for the benefit of Ms. Abernathy, and 21,365 shares subject to options or warrants that are exercisable within 60 days.
(13) Includes 4,702,074 shares subject to warrants or options that are currently exercisable or exercisable within 60 days, and 3,030 shares issuable upon conversion of $100,000 of the Notes that are held in a 401(k) plan for the benefit of Mr. Pirtle.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Nominees

  Pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"), the number of directors of the Company may not be less than three nor more than eight, with the precise number to be determined by resolution of the Company's Board of Directors from time to time. Currently, the Board is comprised of eight directors. The Company's Board of Directors is divided into three classes, which are as nearly equal in number as possible. The directors in each class are elected by the shareholders for a term of three years and until their successors are elected and qualified or until such directors' death, resignation, or removal. The term of office of one of the classes of directors expires each year at the Annual Meeting of Shareholders, and a new class of directors is elected by the shareholders each year at that time.

  At the Annual Meeting, the terms of three Class III directors, Boland T. Jones, George W. Baker, Sr. and Jeffrey T. Arnold will expire, and the Board of Directors has nominated each of these individuals to stand for re-election as directors at the Annual Meeting. In addition, Roy B. Andersen, Jr., a Class II director, has announced that he intends to resign as a director promptly following the Annual Meeting, although he will remain as a consultant to the Company. The Board has determined not to fill the vacancy that will be created by Mr. Andersen's resignation.

  If elected by the shareholders, each of the Class III nominees will serve a three-year term that will expire at the 2003 Annual Meeting. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located and nominated by resolution of the Board of Directors, or by resolution provide for a lesser number of directors.

  The Board of Directors unanimously recommends that shareholders vote "FOR" the proposal to elect Boland T. Jones, George W. Baker, Sr. and Jeffrey T. Arnold as directors of the Company for three-year terms expiring at the 2003 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Information Regarding Nominees and Continuing Directors and Executive Officers

  The following table sets forth certain information regarding the three nominees for director, the five incumbent directors whose terms as directors will continue following the Annual Meeting and the executive officers. Roy B. Andersen, Jr., a Class II director, has announced that he intends to resign as a director promptly following the Annual Meeting, although he will remain as a consultant to the Company. The Board has determined not to fill the vacancy that will be created by Mr. Andersen's resignation.

    Class III Directors Nominated To Serve Until the 2003 Annual Meeting of
                                 Shareholders

Boland T. Jones      Mr. Jones, age 40, a founder of the Company, has served
                     as a director and Chief Executive Officer of the Company since its inception in July 1991. From February 1993 until August 1998, Mr. Jones served as President of the Company. Since September 1993, Mr. Jones has also served as the Chairman of the Board of Directors. From 1986 until founding the Company, Mr. Jones served as Chairman, Chief Executive Officer and President of American Network
                     Exchange, Inc., a diversified transmission provider specializing in niche markets. Mr. Jones is also a director of Derivion Corporation, Webforia, ScienceWise,
                     Folded Edge, ePipeline (formerly rfpexpo), i2Go.com, Planetjam, and BuyTrek. Mr. Jones is the son-in-law of Mr. Baker, a director of the Company.

George W. Baker, Sr. Mr. Baker, age 64, has been a director of the Company since the Company's inception in July 1991. Since July 1988, Mr. Baker has served as a director, President and Chief Executive Officer of Taco Tico, Inc., a Wichita, Kansas-based franchisor of Mexican restaurants. Mr. Baker's prior experience also includes service on the Board of Directors of Kentucky Fried Chicken Corporation, as President of Kentucky Fried Chicken Operating Company and as President, Chief Executive Officer, founder and shareholder of Mr. Gatti's, a pizza restaurant chain. Mr. Baker is the father-in-law of Mr. Boland Jones, the Chairman of the Board and Chief Executive Officer of the Company.

Jeffrey T. Arnold    Mr. Arnold, age 30, has served as a director of the
                     Company since April 1999. Mr. Arnold has been the Chief
                     Executive Officer of Healtheon/WebMD Corporation
                     (Nasdaq:HLTH), a leading end-to-end Internet healthcare company connecting physicians and consumers to the healthcare industry, since November 1999. Prior to that he was Chairman of the Board and Chief Executive Officer of WebMD from October 1996 until November 1999, and he served as the President of WebMD from October 1996 to September 1997. WebMD was acquired by Healtheon Corp. in
                     November 1999. From April 1994 to March 1997, Mr. Arnold served in various capacities, including as Chairman and Chief Executive Officer at Endeavor Technologies before it was merged into WebMD. Mr. Arnold is also a director of iXL Enterprises and M2Direct.

     Incumbent Class I Directors To Serve Until the 2001 Annual Meeting of
                                 Shareholders

Jeffrey A. Allred    Mr. Allred, age 46, has served as President and Chief
                     Operating Officer of the Company since January 1999. Mr.
                     Allred served as Executive Vice President of Strategic
                     Development of the Company from August 1997 until January
                     1999 and has served as a director of the Company since
                     May 1998. From June 1996 until July 1997, Mr. Allred was a partner in the Atlanta, Georgia office of the law firm of Alston & Bird LLP. From February 1992 until June 1996,
                     Mr. Allred was a partner in the Atlanta, Georgia office of the law firm of Nelson Mullins Riley & Scarborough, L.L.P. Mr. Allred is also a director of USA.NET and i2Go.com.

William P. Payne     Mr. Payne, age 52, has served as a director of the
                     Company since May 1998. Since January 1999, Mr. Payne has served as Vice Chairman of the Board of Directors.
                     Mr. Payne has served as the Chairman of Orchestrate.com, Inc., a wholly owned subsidiary of the Company, since
                     July 1998. Mr. Payne was a Vice Chairman of NationsBank
                     Corporation from 1997 until June 1998. He was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Healtheon/WebMD Corporation, Derivion
                     Corporation, Cousins Properties, Jefferson-Pilot
                     Corporation, Anheuser-Busch Companies, ILD
                     Telecommunications, and ACSYS.

    Incumbent Class III Directors To Serve Until the 2002 Annual Meeting of
                                 Shareholders

Roy B. Andersen, Jr. Mr. Andersen, age 51, has been a director of the Company since February 1998. Mr. Andersen served as the President and Chief Executive Officer of Xpedite Systems, Inc. ("Xpedite"), a wholly owned subsidiary of the Company from February 1998 until April 30, 1999, the effective date of his resignation as an officer. Prior to Xpedite's acquisition by PTEK in February 1998, Mr. Andersen served as President and a director of Xpedite since its formation in July 1988 and became Chief Executive Officer in 1990. Mr. Andersen has announced that he intends to resign as a director promptly following the Annual Meeting, although he will continue as a consultant to the Company.

Raymond H.           Mr. Pirtle, age 58, has been a director of the Company
Pirtle, Jr.          since June 1997. Mr. Pirtle has been a managing director
                     and a member of the Board of Directors of SunTrust
                     Equitable Securities Corporation since February 1989.
                     Prior to that date, Mr. Pirtle was a general partner of J.C. Bradford & Co. Mr. Pirtle was previously a member of the Board of Directors and chairman of the compensation committee of Sirrom Capital Corporation, a publicly traded small business investment company which was acquired by Finova Group.

Jackie M. Ward       Ms. Ward, age 61, has served as director of the Company
                     since December 1998. Ms. Ward is President and Chief
                     Executive Officer of Computer Generation Incorporated, a privately-held, Atlanta, Georgia-based corporation engaged in designing and producing "turnkey" computer hardware and software systems for telecommunications and other specialized applications, which she founded in 1968. Ms. Ward is also Regent Emeritus and former
                     Chairperson of the Board of Regents of the University
                     System of Georgia and Past Chairman of the Metro Atlanta
                     Chamber of Commerce, as well as a director of SCI
                     Systems, Trigon Healthcare, BankAmerica Corporation,
                     Equifax, Matria Healthcare and Flowers Industries.
                     Ms. Ward is a member of the compensation committees of Matria Healthcare, Trigon Healthcare and Computer
                     Generation. Ms. Ward is also a member of numerous civic and government organizations.

                      Other Incumbent Executive Officers

Elizabeth W.         Ms. Abernathy, age 42, has served as President of the
Abernathy            Company's Voicecom business unit since January 2000. From
                     September 1999 until January 2000, Ms. Abernathy served as President of the Company's Emerging Enterprise
                     Solutions business unit. Prior to the Company's acquisition of Intellivoice Communications
                     ("Intellivoice"), a leader in voice-activated dialing technology, Ms. Abernathy served as President and Chief
                     Operating Officer of Intellivoice, from January 1997 to
                     August 1999 and as Director of Sales from August 1991 to
                     January 1997. Prior to that, Ms. Abernathy was National
                     Account Manager/Southeast for Octel Communications and she served in various national account management positions with ROLM.

Patrick G. Jones     Mr. Jones, age 49, has served as Executive Vice
                     President, Chief Financial Officer and Chief Legal
                     Officer of the Company since January 2000. From May 1998 until January 2000, Mr. Jones served as Senior Vice
                     President and Chief Legal Officer of the Company. From
                     November 1995 until May 1998, Mr. Jones served as Senior
                     Vice President of Finance and Legal of the Company. Since
                     December 1995, Mr. Jones has also served as the Company's
                     Corporate Secretary. From February 1993 until November
                     1995, Mr. Jones was a partner in the Atlanta, Georgia office of the law firm of Nelson Mullins Riley &
                     Scarborough, L.L.P. From February 1989 until February
                     1993, Mr. Jones was a partner in the Atlanta, Georgia law firm of Long Aldridge & Norman LLP.

Theodore P. Schrafft Mr. Schrafft, age 44, has served as President of the
                     Company's Premiere Conferencing business unit since January 2000. From March 1999 until January 2000 Mr. Schrafft was Senior Vice President and General Manager of Premiere Conferencing. Mr. Schrafft served as President of the Company's Voice and Data Messaging Division from August 1998 to March 1999. Prior to that, from 1994 until August 1998, he served as President and Chief Operating Officer of VoiceCom Systems, an integrated messaging and 800-based services company, which was acquired by PTEK in October 1997. Mr. Schrafft served as President of EA Systems, a subsidiary of Digital Equipment Corporation from 1992 to 1994 and prior to that he held various sales and marketing positions with Digital.

Max A. Slifer, Jr.   Mr. Slifer, age 53, has served as President of the
                     Company's Xpedite business unit since January 2000. From
                     September 1999 until January 2000, Mr. Slifer served as
                     President of the Company's Corporate Enterprise Solutions business unit. From February 1998 until September 1999,
                     Mr. Slifer served as Senior Vice President of Sales,
                     North America of the Company's Document Distribution
                     Division. Prior to the Company's acquisition by Xpedite in February 1998, Mr. Slifer served as Xpedite's
                     Executive Vice President from 1995 until 1998 and as Vice
                     President of Sales and Marketing from 1989 until 1995.
                     Prior to that, Mr. Slifer served as Vice President of Sales from 1986 until 1987, as Regional Vice President of
                     Sales from 1985 until 1986 and as National Vice President of Cellular Sales from 1974 until 1985 for Western Union.

Meetings and Committees of the Board of Directors

  The Board of Directors of the Company conducts its business through meetings and unanimous written consents and through committees of the Board, including the Audit Committee, the Compensation Committee, the 1994 Stock Option Plan Committee, the 1995 Stock Plan Committee, the 1998 Stock Plan Committee, and the 2000 Directors Stock Plan Committee. During the fiscal year ended December 31, 1999, the Board of Directors held 17 meetings and the Board took action by unanimous written consent on 13 occasions. Each director of the Company, with the exception of Jeffrey T. Arnold, attended at least 75% of all meetings of the full Board of Directors and each committee of the Board of which such director was a member.

  The Audit Committee, which met five times in 1999, is responsible for reviewing and making recommendations regarding the Company's independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The Audit Committee was comprised of Raymond H. Pirtle, Jr. and George W. Baker, Sr. until Mr. Baker was replaced by Jackie M. Ward in March 1999. The Audit Committee is currently comprised of Mr. Pirtle and Ms. Ward.

  The Compensation Committee, which met five times and took action by unanimous written consent one time in 1999, is responsible for reviewing and approving the compensation of executive officers of the Company. The Compensation Committee was comprised of Messrs. Baker and Pirtle until Ms. Ward joined the Compensation Committee on December 22, 1999. The Compensation Committee is currently comprised of Messrs. Baker and Pirtle and Ms. Ward.

  The 1994 Stock Option Plan Committee, which did not meet in 1999, administers the 1994 Stock Option Plan. The 1994 Stock Option Plan Committee is currently comprised of Messrs. Boland T. Jones and Baker.

  The 1995 Stock Plan Committee, which took action by unanimous written consent two times in 1999, administers the 1995 Stock Plan. The 1995 Stock Plan Committee is currently comprised of Messrs. Baker and Pirtle.

  The 1998 Stock Plan Committee, which took action by unanimous written consent two times in 1999, administers the 1998 Stock Plan. The 1998 Stock Plan Committee is currently comprised of Messrs. Baker and Pirtle.

  The 2000 Directors Stock Plan Committee, which was not in existence in 1999, will administer the 2000 Directors Stock Plan, subject to approval of such Plan by the shareholders at the Annual Meeting. The 2000 Directors Stock Plan Committee is currently comprised of Messrs. Baker and Pirtle.

  The Board of Directors as a whole acts as a nominating committee to select nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by shareholders if submitted to the Board in accordance with the procedures specified in the Company's Bylaws. The Bylaws provide that a shareholder seeking to nominate candidates for election as directors at a meeting of shareholders must provide notice of such nomination not less than 60 nor more than 90 days prior to the meeting, and such notice must provide the Company certain information regarding the nominees.

Directors' Compensation

  Directors are reimbursed for reasonable expenses incurred by them in connection with their attendance at Board meetings, and outside directors receive a stipend of $20,000 per year, which increases to $40,000 per year if an outside director attends all Board meetings and all of their Board committee meetings. During 1999, the following directors were granted options to purchase the Company's Common Stock in connection with their services as a director:

  . In March 1999, Ms. Ward was granted options to purchase 100,000 shares of Common Stock at an exercise price of $9.25 per share, which was the market value of the Common Stock on the date of the grant. One-half of these options vest and become exercisable on the date of the Annual Meeting and one-half vest and become exercisable on the date of the 2001 Annual Meeting of Shareholders, provided that Ms. Ward is a member of the Board on those dates.

  . In March 1999, Mr. Arnold was granted options to purchase 100,000 shares of Common Stock at an exercise price of $9.25 per share, which was the market value of the Common Stock on the date of the grant. One-half of those options vest and become exercisable on the date of the Annual Meeting and one-half vest and become exercisable on the date of the 2001 Annual Meeting of Shareholders, provided that Mr. Arnold is a member of the Board on those dates.

                                  PROPOSAL 2

                                APPROVAL OF THE
                           2000 DIRECTORS STOCK PLAN

Introduction

  On April 26, 2000, the Board of Directors adopted, subject to shareholder approval at the annual meeting, the 2000 Directors Stock Plan (the "Plan").

  THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL FEATURES OF THE PLAN, BUT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN SET FORTH AS APPENDIX A TO THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ THE ACTUAL TEXT OF THE PLAN.

Purpose

  The Board of Directors believes that stock ownership is an important incentive for its non-employee directors. The purpose of the Plan is to advance the interests of the Company and its shareholders by affording the non-employee directors of the Company an opportunity to acquire or increase their proprietary interests in the Company. The Company intends that the Plan will provide such persons with an added incentive to continue to serve as directors and will stimulate their efforts in promoting the growth, efficiency and profitability of the Company. The Company also intends that the Plan will afford the Company a means of attracting persons of outstanding quality to service on the Board. Awards are granted under the Plan in addition to cash fees to non-employee directors.

Shares Subject to the Plan

  A total of 1,000,000 shares of the Company's Common Stock have been reserved for issuance upon the exercise of options or upon the grant of restricted stock awards under the Plan. If the number of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, reorganization, recapitalization, stock split or stock dividend or other change in corporate structure, the number and type of shares available under the Plan shall be adjusted appropriately by the committee of the Board of Directors that administers the Plan. If any option terminates for any reason without having been exercised in full, or any award is forfeited, the shares of Common Stock not issued will then become available for additional grants under the Plan.

Administration

  The Plan is administered by the 2000 Directors Stock Plan Committee, which consists of at least two directors appointed from time to time by the Board who are "non-employee directors," as that term is defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the 2000 Directors Stock Plan Committee under the Plan.

  The 2000 Directors Stock Plan Committee has complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the details and provisions of each award agreement and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the above, the Board of Directors shall have sole authority under the Plan to approve grants of options or awards to members of the 2000 Directors Stock Plan Committee and to determine the terms thereof. Whenever reference is made below to the 2000 Directors Stock Plan Committee, such reference shall mean the Board as it relates to options or awards granted to members of the 2000 Directors Stock Plan Committee. Determinations of the 2000 Directors Stock Plan Committee shall be binding on all persons.

  The 2000 Directors Stock Plan Committee may, but is not required to, grant awards the benefit of which is determined solely on the basis of: (a) the achievement by the Company or a subsidiary of a specified target return on equity or assets, (b) the Company's or a subsidiary's stock price, (c) the achievement by the Company or a business unit of the Company or a subsidiary of a specified target net income or earnings per share, including without limitation earnings before interest, taxes, depreciation and/or amortization, or (d) any combination of the goals set forth in (a) through (c) above. The 2000 Directors Stock Plan Committee shall have the right for any reason to reduce (but not increase) any award, notwithstanding the achievement of a specified goal. If an award is made on such basis, the 2000 Directors Stock Plan Committee shall establish goals prior to the beginning of the period for which such performance goal relates. Any payment of an award granted with performance goals shall be conditioned on the written certification of the 2000 Directors Stock Plan Committee in each case that the performance goals and any other material conditions were satisfied.

Amendment of the Plan

  The Board may at any time and from time to time terminate, amend or modify the Plan without shareholder approval; provided, however, that the Board may condition any amendment on shareholder approval if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No termination, amendment or modification of the Plan shall adversely affect any previously granted awards under the Plan without the consent of the participant.

Eligibility

  The 2000 Directors Stock Plan Committee may make awards to only to persons who, at the date of grant, are directors of the Company and are not employed by the Company or any of its subsidiaries or affiliates. There are currently five directors eligible to participate in the Plan. In selecting the recipients of awards, as well as in determining the number of shares subject to or granted in each award, the 2000 Directors Stock Plan Committee takes into consideration such factors as it deems relevant to accomplish the purpose of the Plan.

Terms of Awards

  The terms of each award granted under the Plan, including the exercise price of options, are determined by the 2000 Directors Stock Plan Committee. Vested options may be exercised at any time during the term of the option. No options have been granted under the Plan.

Other Types of Awards

  The Plan also permits the grant of restricted stock awards. Restricted stock awards entitle the recipient to receive shares of Common Stock, subject to forfeiture restrictions that lapse over time or upon the occurrence of events specified by the 2000 Directors Stock Plan Committee. No restricted stock awards have been granted under the Plan.

Federal Income Tax Consequences

  THE FOLLOWING DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS INTENDED TO BE A SUMMARY OF APPLICABLE FEDERAL INCOME TAX LAW. STATE AND LOCAL TAX CONSEQUENCES MAY DIFFER. PARTICIPANTS ARE ADVISED TO CONSULT THEIR TAX ADVISORS PRIOR TO THE EXERCISE OF OPTIONS, OR DISPOSITIONS OF RESTRICTED STOCK OR STOCK ACQUIRED PURSUANT TO AN OPTION EXERCISE.

  Only non-qualified stock options may be granted under the Plan. A participant is not taxed on the grant of a non-qualified stock option. Upon exercise, however, the participant recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of the exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on subsequent disposition of the shares is long-term capital gain if the shares are held for at least one year following exercise. The Company does not receive an income tax deduction for this gain.

  Unless a recipient of a restricted stock award makes an election to accelerate recognition of income to the grant date, the participant will not recognize income upon the grant of the restricted stock award. When the restrictions are deemed to have lapsed under applicable tax rules, the participant recognizes ordinary income in an amount equal to the fair market value of shares of Common Stock to which the restricted stock award relates, and the Company is entitled to an income tax deduction equal to such amount.

Benefits to Directors

  No options or awards have been granted under the Plan as of April 27, 2000. The 2000 Directors Stock Plan Committee has not yet made any determination as to future grants under the Plan. Consequently, it is not presently possible to determine the benefits or amounts that will be received in the future by the non-employee directors under the Plan.

Approval by Shareholders

  Approval of the Plan will require that votes cast in favor of the Plan exceed the votes cast against the Plan at the Annual Meeting. Abstentions and broker nonvotes will not affect the outcome.

Additional Information

  The closing price of the Common Stock, as reported by the Nasdaq National Market on April 27, 2000, was $5.06.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE 2000 DIRECTORS STOCK PLAN.

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by (a) each person who served as the Chief Executive Officer of the Company during any part of the year ended December 31, 1999, and (b) the Company's four most highly compensated executive officers who served as executive officers at December 31, 1999 and whose annual compensation and bonus was $100,000 or more (collectively, the "Named Executive Officers").

                          Summary Compensation Table

                                         Annual Compensation         Long-Term Compensation
                                  --------------------------------- ------------------------
                                                       Other Annual  Restricted  Securities   All Other
                                               Bonus   Compensation Stock Awards Underlying  Compensation
Name And Principal Position  Year Salary ($)   $(1)       ($)(2)       ($)(3)    Options (#)    ($)(4)
---------------------------  ---- ---------- --------- ------------ ------------ ----------- ------------
Boland T. Jones(5).......    1999  527,271     525,000     --        9,200,490     -- 0 --     146,406
 Chief Executive Officer     1998  500,000     960,615     --          -- 0 --     -- 0 --     171,066
 and Chairman of the         1997  213,429     -- 0 --     --          -- 0 --     250,000      75,681
 Board of Directors

Jeffrey A. Allred(6).....    1999  369,090     367,500     --        4,600,230     200,000      13,577
 President and Chief         1998  350,000   1,090,000     --          -- 0 --     -- 0 --       7,707
 Operating Officer and       1997   66,667      50,000     --          -- 0 --     450,000     -- 0 --
 Director

William P. Payne(7)......    1999  752,885     250,000     --          -- 0 --     -- 0 --      25,440
 Vice Chairman and           1998  366,826   2,250,000     --          -- 0 --     500,000     -- 0 --
 Director                    1997      --          --      --              --          --          --

Max A Slifer, Jr.(8).....    1999  254,945     532,110     --          -- 0 --     -- 0 --       3,514
 President, Xpedite          1998  244,620     394,450     --          -- 0 --     350,100       2,904
 business unit               1997      --          --      --              --          --          --

Patrick G. Jones.........    1999  289,999     188,857     --          368,010      75,000      12,647
 Executive Vice
  President,                 1998  275,000     296,272     --          -- 0 --     -- 0 --      10,125
 Chief Financial Officer,    1997  157,188     -- 0 --     --          -- 0 --      50,000       2,683
 Chief Legal Officer and
 Secretary

--------
(1) Messrs. Boland T. Jones and Patrick G. Jones waived their rights under their employment agreements to bonuses in 1997 and, in consideration therefor, received a grant of certain stock options. For 1999, the bonuses for Boland T. Jones, Jeffrey A. Allred and Patrick G. Jones were paid in March 2000, and Max A. Slifer Jr.'s bonus includes a $438,187 bonus payment related to the acquisition of Xpedite.
(2) In each case, other annual compensation consisted of perquisites and other personal benefits the dollar value of which, in the aggregate, was less than $50,000 or 10% of the executive's salary and bonus with respect to the applicable year.
(3) Represents the value of grants made on May 5, 1999 in the form of restricted stock in two companies in which the Company held equity interests, WebMD and USA.NET, as more fully described in the Report of the Compensation Committee and the 1995 Stock Plan Committee of the Board of Directors.
(4) For 1999, all other compensation for the named executive officers consisted of the following: (i) for Boland T. Jones, $16,860 in premiums on split dollar life insurance, $7,875 in premiums on supplemental long-term disability insurance, $440 in premiums on group long-term disability insurance, $57,103 for professional fees paid related to tax and estate planning, and $64,128 paid related to personal aircraft usage; (ii) for Jeffrey A. Allred, $1,760 in premiums on split dollar life insurance, $6,502 in premiums on supplemental long-term disability insurance, $440 in premiums on group long-term disability insurance, $2,758 for professional fees paid related to tax and estate planning, and $2,117 paid related to personal aircraft usage; (iii) for William P. Payne, $25,000 in premiums on split dollar life insurance and $440 in premiums on long term disability insurance;
    (iv) for Max A Slifer, Jr., $3,074 in premiums on split dollar life insurance and $440 in premiums on group long-term disability insurance; and (iv) for Patrick G. Jones, $2,682 in premiums on term life insurance, $7,442 in premiums on supplemental long-term disability insurance, $440 in premiums on group long-term disability insurance, and $2,083 for professional fees paid related to tax and estate planning.
(5) Mr. Jones also served as President of the Company from February 1993 until August 1, 1998, when Peter C. Alexander joined the Company as President and Chief Operating Officer.
(6) Mr. Allred joined the Company as an executive officer in August 1997. Mr. Allred served as Executive Vice President of Strategic Development from August 1997 to January 1999, when he was appointed President and Chief Operating Officer.
(7) Mr. Payne joined the Company as an executive officer in July 1998. Effective July 6, 1998, Mr. Payne, the Company and WebMD entered into a Memorandum of Understanding under which (i) 60% of Mr. Payne's time is devoted to the business of WebMD and (ii) WebMD reimburses the Company for one-half of each of Mr. Payne's salary of $750,000 per year, his minimum bonus of $250,000 per year, and his automobile allowance of $1,000 per month provided under his employment agreement with the Company. WebMD was acquired by Healtheon Corp. in November 1999.
(8) Mr. Slifer joined the Company when the Company acquired Xpedite in February 1998.

Employment Agreements

  The Company has entered into employment agreements with its Named Executive Officers, which in 1999 provided as follows:

  Boland T. Jones. Boland Jones was paid a base annual salary of $525,000 for 1999. The term of Boland Jones' employment agreement was to expire on December 31, 1999; however, the Company and Boland Jones have agreed to extend the term of his agreement until December 31, 2004. Thereafter, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Boland Jones' employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The Company may not terminate Boland Jones' employment without cause. If his employment is terminated for any reason, Boland Jones will be entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination.

  In 1999 Boland Jones was eligible for bonus compensation at the discretion of the Board of Directors. During 1999 Boland Jones received bonus compensation in the form of grants of restricted stock in WebMD and USA.NET. Mr. Jones received 105,000 shares of WebMD Series E Common Stock, 4,038 shares of WebMD Series F Preferred Stock, and 44,183 shares of USA.NET Series C Preferred Stock. Under the terms of the grant, one-half of the shares vested on the date of grant, one-fourth of the shares vested on November 5, 1999, and one-fourth of the shares will vest on May 5, 2000, provided that Boland Jones is an employee of the Company on those dates. The Company agreed to lend Boland Jones an amount equal to the taxes resulting from the restricted stock grant, which loan is secured by the restricted stock. Boland Jones also received a $525,000 cash bonus in March 2000 with respect to 1999.

  Under the terms of his employment agreement, in November 1995 Boland Jones was granted options to acquire 1,440,000 shares of Common Stock at an exercise price of $1.61 per share, with such options being subject to accelerated vesting upon a change in control of the Company. One-third of these options vested on each of November 5, 1996, 1997 and 1998. Boland Jones' employment agreement also sets the terms of certain other stock options granted to him and permits him to borrow funds from the Company for the exercise of options and warrants and the payment of taxes related to such options and warrants. Any such borrowings must be secured by shares acquired upon the exercise of the options and warrants, and the net proceeds from the sale of any such shares must be applied to the outstanding principal and interest owed to the Company.

  Jeffrey A. Allred. Jeffrey Allred was paid a base annual salary of $367,500 for 1999. The term of Mr. Allred's employment agreement expires on August 11, 2002; however, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Mr. Allred's employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The employment agreement also provides that the Company may terminate his employment only for cause. Notwithstanding such provision, if Mr. Allred's employment is terminated without cause, he will be entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination. In addition, if, during the two-year period following a change in control of the Company, Mr. Allred's employment with the Company is terminated by him or the Company for any reason other than cause, then Mr. Allred is entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination.

  In 1999 Mr. Allred was eligible for bonus compensation at the discretion of the Board of Directors. During 1999 Mr. Allred received bonus compensation in the form of grants of restricted stock in WebMD and USA.NET. Mr. Allred received 52,500 shares of WebMD Series E Common Stock, 2,019 shares of WebMD Series F Preferred Stock, and 22,091 shares of USA.NET Series C Preferred Stock. Under the terms of the grant, one-half of the shares vested on the date of grant, one-fourth of the shares vested on November 5, 1999, and one-fourth of the shares will vest on May 5, 2000, provided that Mr. Allred is an employee of the Company on those dates. The Company agreed to lend Mr. Allred an amount equal to the taxes resulting from the restricted stock grant, which loan is secured by the restricted stock. Mr. Allred also received a $367,500 cash bonus in March 2000 with respect to 1999.

  As a material inducement to his employment by the Company, Mr. Allred was granted options to acquire 450,000 shares of Common Stock at an exercise price of $23.375, which was the market value on the date of the grant. Mr. Allred's option were subsequently repriced on July 22, 1998 and December 15, 1998 at the per share prices of $10.25 and $5.50, respectively. One-third of Mr. Allred's options vested on each of August 11, 1997 and August 11, 1999, with the remaining one-third vesting on August 11, 2000, subject to accelerated vesting upon a change in control of the Company. Mr. Allred's employment agreement permits him to borrow funds from the Company for the exercise of options and warrants. Any such borrowings must be secured by shares acquired upon the exercise of the options and warrants, and the net proceeds from the sale of any such shares must be applied to the outstanding principal and interest owed to the Company.

  William P. Payne. The base annual salary under William Payne's employment agreement is $750,000. The term of Mr. Payne's employment agreement expires on July 6, 2000; however it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. The employment agreement provides that Mr. Payne will not compete with the Company during the term of his employment and for one year thereafter. The employment agreement also provides that the Company may terminate Mr. Payne's employment only for cause. Notwithstanding such provision, if his employment is terminated without cause, Mr. Payne will be entitled to severance compensation equal to two and one-half times his base salary on the date of termination.

  As a material inducement to his employment and in recognition of his decision to forego certain financial benefits of his prior arrangement with NationsBank Corporation, Mr. Payne received an initial bonus in 1998 of $2,250,000. Under his employment agreement, Mr. Payne will receive an annual bonus of at least $250,000, which can be increased at the sole discretion of the Chief Executive Officer of the Company. Also as a material inducement to his employment, Mr. Payne was granted options to acquire 500,000 shares of Common Stock at an exercise price of $7.75 per share, which was the market value on the date of the grant. All of these options vested on August 20, 1998 and one-half became exercisable on the date of the 1999 Annual Meeting of Shareholders and the other half become exercisable on the date of the 2000 Annual Meeting of Shareholders, subject to accelerated vesting upon a change in control of the Company.

  Effective July 6, 1998, Mr. Payne, the Company and WebMD entered into a Memorandum of Understanding ("MOU") which provides that Mr. Payne may devote up to 60% of his time directly to the business of WebMD. Pursuant to the MOU, WebMD reimburses the Company for one-half of each of Mr. Payne's annual salary, minimum annual bonus, and monthly automobile allowance, with such reimbursement to continue throughout the remainder of Mr. Payne's employment agreement with the Company. WebMD was acquired by Healtheon Corp. in November 1999.

  Max A. Slifer, Jr. Under the terms of his employment agreement with Xpedite, Mr. Slifer had a base annual salary of $237,312, which was increased to $300,000 as of September 1, 1999. In addition, his maximum annual bonus increased to $100,000 from $98,619 as of September 1, 1999. Mr. Slifer is also eligible to receive a bonus of $125,000 for each full year of employment following the year 2000. The term of Mr. Slifer's employment agreement expires on August 31, 2002; however, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Mr. Slifer's employment agreement provides that he will not compete with the Company during the term of his agreement and, following termination of his agreement, for the longer of two years or what would have been the remaining term of his agreement. In the event Mr. Slifer's employment is terminated without cause, he will continue to receive payments of salary, bonuses and benefits for the longer of two years or what would have been the remaining term of his agreement. In the event of a change in control of the Company, all of Mr. Slifer's options will vest immediately. In addition, if, during the two-year period following a change in control, Mr. Slifer's employment with the Company is terminated by him or the Company for any reason other than cause, then Mr. Slifer is entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination.

  Patrick G. Jones. Patrick Jones was paid a base annual salary of $288,750 for 1999. The term of Patrick Jones' employment agreement expires on December 31, 1999; however, the Company and Patrick Jones have agreed to extend the term of his agreement until December 31, 2004. Thereafter, it renews automatically for successive one-year terms unless either party elects not to renew at least 30 days prior to expiration of the term. Patrick Jones' employment agreement provides that he will not compete with the Company during the term of his employment and for one year thereafter. The employment agreement also provides that the Company may terminate his employment only for cause. Notwithstanding such provision, if his employment is terminated without cause, Patrick Jones will be entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination. In addition, if, during the two-year period following a change in control of the Company, Patrick Jones' employment with the Company is terminated by him or the Company for any reason other than cause, then Patrick Jones is entitled to severance compensation equal to two and one-half times his base salary in effect on the date of termination.

  In 1999 Patrick Jones was eligible to receive bonus compensation at the discretion of the Board of Directors. During 1999 Patrick Jones received bonus compensation in the form of grants of restricted stock in WebMD and USA.NET. Patrick Jones received 4,200 shares of WebMD Series E Common Stock, 162 shares of WebMD Series F Preferred Stock, and 1,767 shares of USA.NET Series C Preferred Stock. Under the terms of the grant, one-half of the shares vested on the date of grant, one-fourth of the shares vested on November 5, 1999 and one-fourth of the shares will vest on May 5, 2000, provided that Patrick Jones is an employee of the Company on those dates. In addition, Patrick Jones received a $188,857 cash bonus in March 2000 with respect to 1999.

  As a material inducement to his employment by the Company, in November 1995, Patrick Jones was granted options to acquire 240,000 shares of Common Stock at an exercise price of $1.61 per share, with such options being subject to accelerated vesting upon a change in control of the Company. One-third of these options vested on each of October 31, 1996, 1997 and 1998. Patrick Jones' employment agreement permits him to borrow funds from the Company for the exercise of options and warrants. Any such borrowings must be secured by shares acquired upon the exercise of the options and warrants, and the net proceeds from the sale of any such shares must be applied to the outstanding principal and interest owed to the Company.

Option Grants In 1999

  The following table provides information with regard to stock option grants to the Named Executive Officers during 1999.

                                                                             Potential Realizable Value at
                           Number of     Percent of                             Assumed Annual Rates of
                          Securities   Total Options                           Stock Price Appreciation
                          Underlying     Granted to   Exercise or                For Options Terms(2)
                            Options     Employees In  Base Price  Expiration -----------------------------
  Name                   Granted(#)(1) Fiscal Year(%)   ($/Sh)       Date        5%($)         10%($)
  ----                   ------------- -------------- ----------- ---------- -----------------------------
Boland T. Jones.........        --           --           --            --             --              --
Jeffrey A. Allred.......    200,000         7.60         7.06      02/18/07        674,454       1,615,434
William P. Payne........        --           --           --            --             --              --
Max A. Slifer, Jr.......        --           --           --            --             --              --
Patrick G. Jones........     75,000         2.85         7.06      02/18/07        255,920         605,788

--------
(1) All options were granted at the market value on the date of grant.
(2) Amounts reported in these columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals. This table does not take into account any appreciation of the price of the Common Stock from the date of grant to the current date.

Report on Repricing of Options

 1996 Repricing of Options

  On July 11, 1996, the 1995 Stock Plan Committee canceled options that had previously been granted to certain executive officers with exercise prices of $27.00 per share (representing the market price of the Common Stock on the date such options were initially granted) and granted an identical number of new options with identical terms and vesting periods to these persons with an exercise price of $18.50 (representing the market price of the Common Stock on the date such options were repriced).

  As set forth in the 1995 Stock Plan, options granted under that plan are intended to provide incentives to the Company's employees, officers, directors and key consultants and advisors. The 1995 Stock Plan Committee believed that, at their original exercise prices, the disparity between the exercise price of these options and recent market prices for the Company's Common Stock (at the time of such repricing) did not provide the intended incentives to the executive officers. The 1995 Stock Plan Committee approved the repricing of these options as a means of ensuring that the executive officers would continue to have meaningful equity incentives to promote the growth and profitability of the Company.

 1998 Repricings of Options

  During 1998, sharp declines in the market price of the Common Stock resulted in many of the outstanding employee stock options being exercisable at prices that exceeded the current market price of the Common Stock, thereby substantially impairing the effectiveness of such options as performance incentives. Consistent with the Company's philosophy of using equity incentives to motivate and retain management and employees, the Board of Directors determined twice during 1998 that it was in the best interest of the Company and its shareholders to restore the performance incentives intended to be provided by employee stock options by repricing such options.

  On July 22, 1998 the Board of Directors repriced and regranted all employee stock options that had previously been granted to employees and executive officers (other than the Chief Executive Officer) which had exercise prices in excess of the closing price on such date. The options were repriced to $10.25, which was the closing price of the Common Stock on the repricing date. While the vesting schedules remained unchanged, the repriced and regranted options were generally subject to a twelve-month black-out period, during which the options may not be exercised. If an optionee's employment terminated during the black-out period, he or she would have forfeited any repriced or regranted options that first vested during the twelve-month period preceding his or her termination of employment. By imposing the black-out and forfeiture provisions on the repriced and regranted options, the Board of Directors intended to provide added incentive for the optionees to continue service.

  On December 14, 1998, the Board of Directors repriced and regranted all employee stock options that had previously been granted to the employees and executive officers (including the Chief Executive Officer) which had exercise prices in excess of $5.50. The options were repriced to $5.50, which was above the closing price of the Common Stock on the repricing date. Again, while the vesting schedules remained unchanged, the repriced and regranted options were generally subject to a twelve-month black-out period during which the option may not be exercised. If an optionee's employment terminated during the black-out period, he or she would have forfeited any repriced or regranted options that first vested during the twelve-month period preceding his or her termination of employment. By imposing the black-out and forfeiture provisions on the repriced and regranted options, the Board of Directors intended to provide added incentive for the optionees to continue service.

  The following table summarizes all repricings of options held of record by the executive officers of the Company during the last ten fiscal years.

                       Ten-Year Option Repricings Table

                                                                                                    Length of Original
                                                       Market Price Of  Exercise Price                 Option Term
                                  Number of Securities Stock at Time of   at Time of                Remaining at Date
                                   Underlying Options    Repricing or    Repricing or  New Exercise  of Repricing or
          Name             Date   Repriced or Amended    Amendment($)    Amendment($)    Price($)    Amendment(yrs.)
          ----           -------- -------------------- ---------------- -------------- ------------ ------------------
Boland T. Jones.........  7/11/96        50,000             $18.50          $27.00        $18.50           5.72
                          7/22/98           --                 --              --            --             --
                         12/14/98       250,000              4.938           24.50          5.50           4.05
                         12/14/98        50,000              4.938           18.50          5.50           3.29

Jeffrey A. Allred.......  7/22/98       438,849              10.25          23.375         10.25           7.01
                         12/14/98       438,849              4.938           10.25          5.50           6.61

William P. Payne........  7/22/98           --                 --              --            --             --
                         12/14/98           --                 --              --            --             --

Patrick G. Jones........  7/11/96        15,000              18.50           27.00         18.50           5.72
                          7/22/98        50,000              10.25           18.50         10.25           4.45
                          7/22/98        15,000              10.25           24.50         10.25           3.69
                         12/14/98        50,000              4.938           10.25          5.50           4.05
                         12/14/98        15,000              4.938           10.25          5.50           3.29

Max A. Slifer, Jr.......  7/22/98        16,310              10.25           12.02         10.25           6.95
                          7/22/98        34,950              10.25           12.88         10.25           5.56
                          7/22/98       350,100              10.25           29.25         10.25           8.61
                         12/15/98        16,310              4.938           10.25          5.50           6.55
                         12/15/98        34,950              4.938           10.25          5.50           5.16
                         12/15/98       350,100              4.938           10.25          5.50           8.21

Roy B. Andersen.........  7/22/98       583,500              10.25           29.25         10.25           8.62
                         12/14/98       583,500              4.938           10.25          5.50           8.22

Harvey A. Wagner........  7/22/98       325,000              10.25          28.688         10.25           7.66
                         12/14/98       325,000              4.938           10.25          5.50           7.26

Peter C. Alexander...... 12/14/98       350,000              4.938            7.75          5.50           7.80

Option Exercises in 1999 and Year-End Option Values

  The following table sets forth information regarding (a) the number of shares of Common Stock received upon exercise of options by the Named Executive Officers during 1999, (b) the net value realized upon such exercise,
(c) the number of unexercised options held at December 31, 1999 and (d) the aggregate dollar value of unexercised options held at December 31, 1999.

                                                          Number of Securities      Value of Unexercised
                                                         Underlying Unexercised    In-The-Money Options At
                                                          Options at FY End(#)          FY-End($)(2)
                         Shares Acquired Value Realized ------------------------- -------------------------
  Name                    On Exercise#       ($)(1)     Exercisable Unexercisable Exercisable Unexercisable
  ----                   --------------- -------------- ----------- ------------- ----------- -------------
Boland T. Jones.........      24,000        159,211      1,981,413     -- 0 --     9,766,830     -- 0 --
Jeffrey A. Allred.......     -- 0 --        -- 0 --        288,849     350,000       433,273     225,000
William P. Payne........     -- 0 --        -- 0 --        600,000     -- 0 --       -- 0 --     -- 0 --
Max A. Slifer, Jr.......       5,825         55,644        138,785     265,973       208,178     417,649
Patrick G. Jones........     -- 0 --        -- 0 --        278,000      75,000     1,245,570     -- 0 --

--------
(1) These values have been calculated by subtracting the option exercise price from the market price of the Common Stock on the date of exercise and multiplying that figure by the total number of options exercised.
(2) These values have been calculated by subtracting the option exercise price from the market price of the Common Stock on The Nasdaq Stock Market's National Market on December 31, 1999, and multiplying that figure by the total number of exercisable/unexercisable options.

                     REPORT OF THE COMPENSATION COMMITTEE
                         AND 1995 STOCK PLAN COMMITTEE
                           OF THE BOARD OF DIRECTORS

Introduction

  The Compensation Committee is responsible for reviewing and approving the compensation arrangements for the Company's executive officers and the 1995 Stock Plan Committee is responsible for determining and administering option grants to executive officers and other employees under the 1995 Stock Plan. During 1999, the 1995 Stock Plan Committee was comprised of Messrs. Baker and Pirtle, and the Compensation Committee was comprised of Messrs. Baker and Pirtle until Ms. Ward joined the Compensation Committee on December 22, 1999.

  The Company's executive compensation policy, as implemented by the Compensation Committee and the 1995 Stock Plan Committee, is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. In this manner, the Company seeks to meet its ultimate responsibility to its shareholders.

  Generally, in establishing levels of compensation for executive officers, the Compensation Committee and the 1995 Stock Plan Committee consider all factors they deem appropriate, which may include, among others:

  .  level and scope of responsibilities;

  .  pay levels of executive officers in comparable companies;

  .  experience, achievements and special expertise;

  .  achievement of specific business initiatives;

  .  appropriate inducements to initial and continued employment;

  . the Company's recent financial results compared to financial results for prior years and compared to the Company's business plan; and

  . alignment of the interests of executive officers with those of shareholders through award opportunities that can result in ownership of Common Stock.

These factors, however, are only generally considered and all compensation decisions involve subjectivity.

  The Company has employment agreements with its Named Executive Officers -- Boland T. Jones, Jeffrey A. Allred, William P. Payne, Max A. Slifer, Jr., and Patrick G. Jones. See "--Employment Agreements." These employment agreements contain the general terms of each executive officer's employment and establish the minimum compensation that such officers are entitled to receive, but do not prohibit, limit or restrict these officers' ability to receive additional compensation from the Company, whether in the form of base salary, bonus, stock options or otherwise.

  The Company's executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation, typically in the form of cash compensation, stock option grants, restricted stock awards and participation in other benefit programs. In determining 1999 salary levels and incentive compensation, the Compensation Committee and the 1995 Stock Plan Committee took into account the Company's performance during the entire term of the executive officer's employment with the Company. The following is a summary of the considerations underlying each element.

Base Salaries

  The base salaries of the executive officers are initially determined pursuant to their employment agreements. Initial salary levels are determined based on the factors discussed above and the recommendations of the Chief Executive Officer for salaries other than his own; however, the Compensation Committee retains the discretion to increase the initial salary levels. The Compensation Committee periodically evaluates the salaries of the executive officers based upon the level and scope of the responsibilities of the office, prior experience and achievements, the importance of each executive's contributions to the Company and the pay levels of similarly positioned executive officers in comparable companies.

  In January 1998, the Compensation Committee reviewed the base salaries of Messrs. Boland Jones, Allred, and Patrick Jones based on the factors described above. As a result, their base salaries for the year ended December 31, 1998 were set by the Compensation Committee at $500,000, $350,000 and $275,000, respectively, which amounts increased automatically by 5% in 1999 to $525,000, $367,500 and $288,750, respectively. Mr. Payne's base salary of $750,000 was paid pursuant to his employment agreement; provided, however, one-half of his base salary was reimbursed by WebMD. See "Employment Agreements." Effective as of September 1, 1999, when Mr. Slifer was named President of the Corporate Enterprise Solutions business unit, his base salary was increased to $300,000 based on the factors described above.

Annual Incentive Compensation

  The Company's executive officers are eligible to receive cash bonus awards. The key components in determining the amount of such awards include the individual growth and success of the Company as measured by revenue growth, cash flows and other financial performance goals, as well as the financial performance of the Company in the context of the overall industry and economic environment. The judgment of the Compensation Committee, and of the Chief Executive Officer in the case of other executive officers, as to the impact of the individual on the financial performance of the Company are also considered. Based in large part on the repayment of the Company's $150 million credit facility in the fourth quarter of 1999, the major restructuring of the Company and the successful completion of various transactions during 1999, the Compensation Committee granted cash bonuses to Messrs. Boland Jones, Allred, and Patrick Jones. In addition, Mr. Payne was paid a bonus in 1999 pursuant to the terms of his employment agreement. In connection with the acquisition of Xpedite in February 1998, the Company agreed to pay Mr. Slifer a bonus that vested as of March 1, 1998, and was paid in March 1999. In addition, Mr. Slifer was paid a bonus in 1999 pursuant to the terms of his employment agreement.

  The bonuses paid to Messrs. Boland Jones, Allred, Patrick Jones, Payne and Slifer are reflected in the Summary Compensation Table above.

Restricted Stock Grants

  With the intent of rewarding and retaining key executives in a competitive market for executive talent and more closely aligning such executives' interests with the Company's interests, the Compensation Committee, with the participation of Mr. Payne and Ms. Ward, and based on the advice by Arthur Andersen Human Capital Services that such an award was within levels of competitive practice with respect to the individuals involved and in the aggregate, awarded Messrs. Boland Jones, Allred, and Patrick Jones grants (the "Grants") on May 5, 1999 (the "Grant Date") in the form of shares of restricted stock (the "Shares") in two companies in which the Company held equity interests, WebMD and USA.NET. Mr. Boland Jones received a Grant of 105,000 shares of WebMD Series E Common Stock, 4,038 shares of WebMD Series F Preferred Stock, and 44,183 shares of USA.NET Series C Preferred Stock. Mr. Allred received a Grant of 52,500 shares of WebMD Series E Common Stock, 2,019 shares of WebMD Series F Preferred Stock, and 22,091 shares of USA.NET Series C Preferred Stock. Patrick Jones received a Grant of 4,200 shares of WebMD Series E Common Stock, 162 shares of WebMD, Inc. Series F Preferred Stock, and 1,767 shares of USA.NET Series C Preferred Stock.

  Each of Messrs. Boland Jones', Allred's, and Patrick Jones' Grants vest as follows: (i) 50% of the Shares vested on the Grant Date, (ii) 25% of the Shares vested on the six-month anniversary of the Grant Date, and (iii) 25% of the Shares vest on the one-year anniversary of the Grant Date; provided the executive is an employee of the Company on those dates. Each of the unvested Shares is subject to restrictions on transfer, and an executive's right, title and interest in and to the Shares is conditioned upon the executive's continued employment with the Company. Such restrictions expire upon the earliest to occur of the following (i) the date of termination of an executive's employment with the Company due to such executive's death or disability, (ii) the effective date of termination of an executive's employment by the Company without cause, (iii) the effective date of termination of an executive's employment with the Company due to any significant change in such executive's title, powers, duties or responsibilities, or any significant relocation of his workplace, or (iv) the date on which a particular executive's Grant vests. Unvested Shares shall be forfeited and cancelled upon (i) termination of the executive's employment by the Company with cause or (ii) termination of the executive's employment by the executive without good reason.

Long-Term Incentive Compensation

  Grants of stock options to executive officers are generally made under the 1995 Stock Plan administered by the 1995 Stock Plan Committee. The Company believes that long-term incentive compensation in the form of stock options is one of the most direct ways of making executive compensation dependent upon increases in shareholder value. Stock options provide a means through which executive officers can build an investment in the Common Stock which will align such officers' economic interests with the interests of the shareholders. The 1995 Stock Plan Committee believes that the grant of stock options has been a particularly important component of its success in attracting and retaining talented management employees. The 1995 Stock Plan Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate the Company in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term, basis.

  In determining the number of option shares to grant executive officers, the 1995 Stock Plan Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is important in determining awards to persons other than himself.

  In February 1999, Messrs. Allred and Patrick Jones were granted options to purchase 200,000 and 75,000 shares of Common Stock of the Company, respectively, at an exercise price of $7.06 per share, which was the market value of the Company's Common Stock on the grant date. These shares vest one-third on each of the first, second and third anniversaries of the grant date, provided the grantee is an employee of the Company on those dates, subject to accelerated vesting upon a change in control of the Company.

Policy on Deductibility of Compensation

  To the extent determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee and the 1995 Stock Plan Committee consider the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Interpretations of and changes in the tax laws and other factors beyond the control of the committees affect the deductibility of compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the corporate tax deduction for compensation paid to executive officers to $1,000,000 unless certain requirements are met. The Compensation Committee and the 1995 Stock Plan Committee believe that the Company's Amended and Restated 1995 Stock Plan complies with Section 162(m) and, therefore, stock options and stock appreciation rights granted under such plan should qualify for the corporate tax deduction.

  The Compensation Committee and the 1995 Stock Plan Committee may design future compensation awards for the executive officers subject to the deduction limit so the corporate tax deduction is maximized without limiting the Company's flexibility to attract and retain qualified executives to manage the Company. However, the Compensation Committee and the 1995 Stock Plan Committee will not necessarily limit executive compensation to that deductible under
Section 162(m). The Compensation Committee and the 1995 Stock Plan Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

  The foregoing report has been furnished by:

                                          Compensation Committee

                                          George W. Baker, Sr.
                                          Raymond H. Pirtle, Jr.
                                          Jackie M. Ward

                                          1995 Stock Plan Committee

                                          George W. Baker, Sr.
                                          Raymond H. Pirtle, Jr.

  The Company has made previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the Report of the Compensation Committee and the 1995 Stock Plan Committee and the Stock Performance Graph shall not be incorporated by reference into any such filings.

                            STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative total shareholder return on the Company's Common Stock, the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and a self-determined peer group of ten companies (the "1999 Peer Group"), for the period beginning March 5, 1996 (the date that trading first began on the Nasdaq National Market) and ending December 31, 1999. The graph assumes an investment in the Company's Common Stock and each index of $100 on March 5, 1996, and that all dividends were reinvested. The 1999 Peer Group is composed of the following companies: AVT Corporation, ACT Teleconferencing, NetMoves Corporation, Critical Path, Vialog Corporation, General Magic, Internet Capital Group, CMGI, West Teleservices Corp., and JFAX.COM. Total return calculations were prepared by the Center for Research in Security Prices, The University of Chicago ("CRSP").

                           [LINE GRAPH APPEARS HERE]

                         3/5/96 6/28/96 12/31/96 6/30/97 12/31/97 6/30/98 12/31/98 6/30/99 12/31/99
                         ------ ------- -------- ------- -------- ------- -------- ------- --------
PTEK Holdings, Inc...... 100.0   120.0    95.2     99.0   105.2     31.6    28.1     43.8     26.7
S & P 500............... 100.0   103.0   115.1    138.8   153.6    181.2   198.2    222.2    239.9
Self-Determined 1999
 Peer Group............. 100.0    88.5    49.0     34.5    35.3     78.3    91.9    273.2   1031.1

  The composition of the Company's self-determined peer group has been changed. The peer group used for comparison in the Company's proxy statement for its 1999 annual meeting of Shareholders (the "1998 Peer Group") included:
APAC Teleservices, Brite Voice Systems, General Magic, West Teleservices, Boston Communication Group, Executive Telecard, and SmarTalk Teleservices. Since the date of the Company's proxy statement for the 1999 annual meeting of Shareholders, the Company has adopted a business model directed at growing its network of Internet-based service providers, including business to business providers, in addition to the management of its operating units: Xpedite, VoiceCom and Premiere Conferencing. As a result, the Company believes that the new 1999 Peer Group more accurately reflects its current line-of-business.

  The following graph shows the cumulative total shareholder return on the Company's Common Stock, the S&P 500 and the 1998 Peer Group, for the period beginning March 5, 1996 (the date that trading first began on the Nasdaq National Market) and ending December 31, 1999. The graph assumes an investment in the Company's Common Stock and each index of $100 on March 5, 1996, and that all dividends were reinvested. Total return calculations were prepared by the CRSP.

[LINE GRAPH APPEARS HERE]

                         3/5/96 6/28/96 12/31/96 6/30/97 12/31/97 6/30/98 12/31/98 6/30/99 12/31/99
                         ------ ------- -------- ------- -------- ------- -------- ------- --------
PTEK Holdings, Inc...... 100.0   120.0    95.2     99.0   105.2     31.6    28.1     43.8    26.7
S & P 500............... 100.0   103.0   115.1    138.8   153.6    181.2   198.2    222.2   239.9
Self-Determined 1998
 Peer Group............. 100.0   139.4   133.4     85.7    70.4     63.2    40.1     39.6    88.4

                             CERTAIN TRANSACTIONS

  In December 1999, Boland T. Jones exercised an option to purchase 24,000 shares of the Company's Common Stock at an exercise price of $0.71 per share, and the Company loaned Boland Jones approximately $73,000 to pay the exercise price for the shares and the federal and state taxes associated with the exercise of these stock options. This loan is evidenced by a recourse promissory note bearing interest at 6.5% per annum, which is secured by a pledge of the Common Stock acquired upon the exercise of the options. All principal and accrued interest are due and payable in December 2009.

  Roy B. Andersen, Jr. terminated his employment agreement, effective April 30, 1999. Under the terms of his employment agreement and his separation agreement, Mr. Andersen will continue to receive his annual base salary and the amount of his last annual bonus for a three-year period commencing on May 1, 1999. The amount of these annual payments range from $460,013 in year one to $491,664 in year three. Mr. Andersen will also continue to receive certain other benefits during this three-year period, including a monthly car allowance, health insurance, death benefit plans and other employee benefits which key employees of the Company are or become eligible to receive. If Mr. Andersen is employed by a third party during the three-year period following termination of his employment agreement, any salary received by Mr. Andersen from the third party employer will be subtracted from any payments due from the Company. All of Mr. Anderson's unvested options vested as of April 30, 1999, and Mr. Andersen is prohibited from competing with the Company until October 31, 2001. In addition, the Company and Mr. Andersen entered into a consulting agreement effective as of April 30, 1999, pursuant to which Mr. Andersen will provide consulting services to the Company and its subsidiaries and affiliates for the period beginning May 1, 1999 and ending April 30, 2001. Mr. Andersen will be paid a consulting fee of $125,000 for the first year of the agreement and $70,000 for the second year.

  On September 17, 1999, Harvey A. Wagner and the Company entered into a separation agreement, effective as of August 31, 1999, pursuant to which Mr. Wagner will receive $918,750.00 over the twelve month period beginning on August 31, 1999 and ending August 31, 2000. In May 1998, the Company loaned Harvey A. Wagner $100,000 in connection with his transition from his previous employer to the Company, which was evidenced by a promissory note. This indebtedness was cancelled effective as of August 31, 1999, and the Company agreed to pay all taxes payable by Mr. Wagner on the taxable income resulting from this cancellation of indebtedness. During the period beginning September 1, 1999 and ending February 28, 2001, Mr. Wagner may participate in any medical, health, dental, disability or similar programs on the same basis as during his employment. Pursuant to the separation agreement, the Company released all of its rights in a life insurance policy owned by Mr. Wagner and forgave his obligation to repay premium payments made by the Company with respect thereto in the amount of $76,382.54, and paid a gross-up tax payment of $34,105 to cover income tax from such forgiveness of indebtedness. Mr. Wagner's options were repriced to an exercise price of $5.50 per share in December 1998, but none of his vested 108,334 options were cancelled, and they continue to be exercisable in accordance with his option agreement. All unvested options lapsed as of August 31, 1999. In addition, Mr. Wagner was paid all unused accrued vacation pay as of August 31, 1999, and was reimbursed for any normal business expenses accrued on or before August 31, 1999.

  On September 22, 1999, Peter C. Alexander and the Company entered into a separation agreement, effective as of August 31, 1999, pursuant to which Mr. Alexander will receive $918,750.00 over the twelve month period beginning on August 31, 1999 and ending August 31, 2000. During the period beginning September 1, 1999 and ending February 28, 2001, Mr. Alexander may participate in any medical, health, dental, disability or similar programs on the same basis as during his employment. In addition, after February 28, 2001, Mr. Alexander may assume the payment of the premiums on his $1,000,000 term life insurance policy. Mr. Alexander's options were repriced to an exercise price of $5.50 per share in December 1998, but none of his vested 116,667 options were cancelled, and they continue to be exercisable in accordance with his option agreement. All unvested options lapsed on August 31, 1999.

  During 1999, the Company leased the use of an airplane on an hourly basis from a limited liability company that is owned 99% by Boland T. Jones and 1% by the Company. The amount of such lease payments totaled $956,552.50. In connection with this lease arrangement, in 1998, the Company advanced funds to the limited liability company to pay a portion of the expenses of maintaining and operating the airplane. As a result of reconciliations between this 1998 advance and amounts owed by the Company to the limited liability company during 1999, the limited liability company owed the Company $39,896.20, which amount was recorded as an account receivable at December 31, 1999.

  In February 1999, the Company loaned Jeffrey A. Allred $200,000 as provided for in his employment agreement. This unsecured loan is evidenced by a promissory note bearing interest at 4.6% per annum. The principal amount and all accrued interest are due on December 31, 2000; provided, however, the principal plus accrued interest will be cancelled on December 31, 2000 if Mr. Allred is employed by the Company on such date. In addition, the Company has agreed to pay on behalf of Mr. Allred all taxes due as a result of the cancellation of such indebtedness.

  Donald H. Turner's employment with the Company was terminated for cause effective as of July 15, 1999. Mr. Turner was the President of the Company's Emerging Enterprise Solutions business unit from January 1999 until his termination. In February 1999, the Company loaned Donald H. Turner $100,000 in connection with his transition from his previous employer to the Company. This unsecured loan was evidenced by a promissory note bearing interest at 4.6% per annum. The principal amount and all accrued interest are due on January 1, 2001.

  With the intent of rewarding and retaining key executives in a competitive market for executive talent and more closely aligning such executives' interests with the Company's interests, the Compensation Committee, with the participation of Mr. Payne and Ms. Ward, and based on the advice by Arthur Andersen Human Capital Services that such an award was within levels of competitive practice with respect to the individuals involved and in the aggregate, awarded Messrs. Boland Jones, Allred, and Patrick Jones grants in the form of restricted stock in WebMD and USA.NET on May 5, 1999. See "-- Restricted Stock Grants."

  In connection with their Grants, the Company agreed to lend to each of Messrs. Boland Jones and Allred, pursuant to a recourse promissory note in favor of the Company, an amount equal to the federal, state and local taxes required to be paid with respect to the value of the Shares treated as compensation. Messrs. Boland Jones and Allred have executed promissory notes in the principal amounts of $3,261,573.71 and $1,630,781.54, respectively, with respect to the taxes required to be withheld. The principal amounts of such notes will be increased following the determination of the total taxes due with respect to the Grants. Interest accrues on the unpaid principal balance of each note at the rate of 5.74% per annum, and the entire outstanding principal balance plus all accrued interest are due and payable for each note on December 31, 2006. In March 2000, the Company agreed to forgive one-seventh of the principal plus accrued interest effective as of December 31, 2000, provided that the executives are employees of the Company on that date. In addition, the unpaid balance of each tax loan will be forgiven in its entirety in the event of a change in control of the Company or the termination of the Executive's employment by the Company without cause.

  Jeffrey T. Arnold, a director of the Company, is the Chief Executive Officer of Healtheon/WebMD. WebMD, a subsidiary of Healtheon/WebMD, subleases from a subsidiary of PTEK the space for its corporate headquarters and call center in Atlanta, Georgia. The original term of the sublease ended on February 1, 2000, but was renewed for a two year term which will end on February 1, 2002 pursuant to an amendment to the sublease dated February 1, 2000. The sublease requires monthly payments by WebMD to PTEK's subsidiary of $36,466.50 and the payment of certain additional costs and expenses. On April 1, 2001, such monthly payment amount shall be increased to $38,203.

  WebMD also leases from a subsidiary of PTEK certain equipment and certain other personal property necessary for the operation of WebMD's call center. The term of this lease ended on February 1, 2000, but was renewed for a two year term which will end on February 1, 2002. This lease requires monthly payments by WebMD to PTEK's subsidiary of $24,311.00.

  PTEK and a PTEK subsidiary (collectively "Premiere Enhanced Communications") and WebMD, have entered into a strategic relationship involving certain Web-integrated, telecommunications products and services of Premiere Enhanced Communications and the Web-based healthcare products, services and customers of WebMD. The relationship is memorialized in a Co-Marketing and Integration Agreement, as amended (the "WebMD Agreement"). The WebMD Agreement is effective through February 17, 2003 and details between the parties certain exclusivity designations, product and service minimum purchase commitments, and fee payment obligations. Under the WebMD Agreement, WebMD designated Premiere Enhanced Communications as its exclusive enhanced and unified telecommunications service provider to its professional customers and WebMD agreed to purchase certain minimum quantities of Orchestrate(R) products and services, and Premiere Enhanced Communications designated WebMD as its exclusive authorized direct reseller of Orchestrate(R) products and services through its medical portals to professional customers and agreed to pay a fee of $4 million payable in four (4) annual installments. The minimum commitments involve WebMD purchasing Orchestrate(R) products and services from Premiere Enhanced Communications as follows: $10,000 per month as of September 1998, increasing by $10,000 per month to a maximum of $80,000 per month as of April 1999 and thereafter; and, on a take-or-pay basis, $10 million during the period of February 1999 to February 2003. The WebMD Agreement also provides for a $100,000 technical integration fee, which was paid to Premiere Enhanced Communications in November 1998; a $350,000 development fee, which was paid to Premiere Enhanced Communications in January 1999; a $1 million branding fee, which was paid to WebMD on March 1, 1999; and a $750,000 joint marketing fee to Premiere Enhanced Communications for advertising and promotion efforts with Premiere Enhanced Communications, which has not been used or paid to date. On May 16, 1999, WebMD agreed to continue to be bound by the terms and conditions of the WebMD Agreement, notwithstanding its execution of a merger agreement (the "Merger Agreement") with Healtheon Corp. Furthermore, WebMD agreed to use its best efforts to have Healtheon Corp. agree in writing to be bound by the terms of the WebMD Agreement. In respect of such agreements by WebMD, PTEK agreed to execute a voting agreement whereby, as a substantial shareholder of WebMD, PTEK would agree to vote in favor of the Merger Agreement.

  The Company, through PTEK Ventures, currently proposes making an investment of $3,000,000 in ePipeline, Inc. a privately held company in which the directors and executive officers of the Company, and their respective immediate family members, as a group, hold a 29% interest in the common stock, a 17% interest in the Series A Preferred Stock, and a 16% interest in all the issued and outstanding shares (on a fully diluted basis).

  In March 2000, the Board of Directors of the Company approved the formation of PTEK Ventures I LLC ("PTEK Ventures") to invest in emerging Internet service and technology companies. Messrs. Jones and Allred will have indirect compensatory interests in PTEK Ventures. PTEK Ventures has a capital commitment of $125 million from the Company. Messrs. Jones and Allred will have material interests, which have yet to be determined, in the following two entities: 1) PTEK Partners LLC, which is entitled to approximately 20% of the cumulative net realized gains from the funds from the investments, and 2) PTEK Investors I LLC, which is required to co-invest with PTEK Ventures.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1999, George W. Baker, Sr., Raymond H. Pirtle, Jr. and Jackie M. Ward served on the Compensation Committee. Messrs. Baker and Pirtle and Ms. Ward have never been employees of the Company. Mr. Baker is Boland T. Jones' father-in-law.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all
Section 16(a) forms they file.

  The Company is required to describe in this proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of the Company's directors, all officers subject to the reporting requirements and each beneficial owner of more than ten percent of any class of the Company's Common Stock satisfied all applicable filing requirements except for the following: Max A. Slifer, Jr. failed to timely file an initial report upon becoming an officer in August 1999; Elizabeth W. Abernathy failed to timely file an initial report upon becoming an officer in August 1999; Robert S. Vaters failed to timely file an initial report upon becoming an officer in August 1999; and Boland T. Jones failed to timely file a statement of changes in beneficial ownership in December 1999. All of these reports have now been filed. The foregoing is based upon reports furnished to the Company.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as auditors for the Company for the current fiscal year ending December 31, 2000. Arthur Andersen LLP served as independent auditors for the Company for the fiscal year ended December 31, 1999, and representatives of that firm of independent accountants are expected to be present at the Annual Meeting. Arthur Andersen LLP will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Under Rule 14a-8(e) of the Securities Exchange Act of 1934 (the "Exchange Act") proposals of shareholders intended to be presented at the 2001 annual meeting of shareholders must be received by the Company on or before January 11, 2001 to be eligible for inclusion in the Company's Proxy Statement and Proxy related to that meeting. Only proper proposals under rule 14a-8 of the Exchange Act which are timely received will be included in the Proxy Statement and Proxy for the 2001 annual meeting of shareholders. Notice of shareholder proposals submitted outside of Rule 14a-8(e) of the Exchange Act will be considered untimely if received by the Company after March 26, 2001. If the Company does not receive notice of any other matter that a shareholder wishes to raise at the 2001 annual meeting by March 26, 2001 and a matter is properly raised at such meeting, the proxies will have discretionary authority to vote on the matter.

  The Company's Bylaws provide that shareholders seeking to bring business before a meeting of shareholders or to nominate candidates for election of directors at a meeting of shareholders must provide notice thereof not less than 60 nor more than 90 days prior to the meeting, and, in such notice, provide to the Company certain information relating to the proposal or nominee.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent in accordance with their judgment.

  A copy of the 1999 annual report on form 10-K, including financial statements and all amendments thereto, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to:
Corporate Secretary, PTEK Holdings, Inc., 3399 Peachtree Road, N.E., The Lenox Building, Suite 600, Atlanta, Georgia 30326.

                                          By Order of the Board of Directors,

                                          /s/ Patrick G. Jones
                                          Patrick G. Jones
                                          Corporate Secretary

Atlanta, Georgia
April 28, 2000

                                                                     Appendix A

                              PTEK HOLDINGS, INC.
                           2000 DIRECTORS STOCK PLAN

                                   ARTICLE I
                                  DEFINITIONS

  As used herein, the following terms have the following meanings unless the context clearly indicates to the contrary:

"Award" shall mean a grant of Restricted Stock under this Plan.

"Board" shall mean the Board of Directors of the Company.

"Cause" shall mean theft or destruction of property of the Company or any of its subsidiaries, disregard of the rules or policies of the Company or any of its subsidiaries, or conduct evincing willful or wanton disregard of the interests of the Company or any of its subsidiaries. Such determination shall be made by the Committee based on information presented by the Company and the Director (if the Director chooses to present information), and shall be final and binding on the Company and the Director.

"Change in Control" shall mean the occurrence of either of the following events:

  (a) A change in the composition of the Board as a result of which fewer than one-half of the incumbent Directors are Directors who either:

    (i) were Directors of the Company twenty-four (24) months prior to such change, or

    (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors who had been Directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

  (b) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any person who is a shareholder of the Company on or before the effective date of this Plan, by the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the "Base Capital Stock"); except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company.

"Code" shall mean the Internal Revenue Code of 1986, including effective date and transition rules (whether or not codified). Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future law.

"Committee" shall mean a committee of at least two Directors appointed from time to time by the Board, having the duties and authority set forth herein in addition to any other authority granted by the Board The Committee shall consist of at least two members of the Board who are Non-Employee Directors (as that term is defined in Rule 16b-3 under the Exchange Act). At any time that the Board shall not have appointed a committee as described above, any reference herein to the Committee shall mean the Board.

"Company" shall mean PTEK Holdings, Inc., a Georgia corporation.

"Director" shall mean a member of the Board and any person who is an advisory or honorary director of the Company.

"Exchange Act" shall mean the Securities Exchange Act of 1934. Any reference herein to a specific section of the Exchange Act shall be deemed to include a reference to any corresponding provision of future law.

"Exercise Price" shall mean the price at which an Optionee may purchase a share of Stock under a Stock Option Agreement.

"Fair Market Value" on any date shall mean (i) the closing sales price of the Stock, regular way, on such date on the national securities exchange having the greatest volume of trading in the Stock during the thirty (30) day period preceding such date or, if such exchange was not open for trading on such date, the next preceding date on which it was open; (ii) if the Stock is not traded on any national securities exchange, the average of the closing high bid and low asked prices of the Stock on the over-the-counter market on the date such value is to be determined, or in the absence of closing bids on such date, the closing bids on the next preceding date on which there were bids; or
(iii) if the Stock also is not traded on the over-the-counter market, the fair market value as determined in good faith by the Committee based on such relevant facts as may be available, which may include opinions of independent experts, the price at which recent sales of Stock have been made, the book value of the Stock, and the Company's past, current and future earnings.

"Grantee" shall mean a person who is an Optionee or a person who has received an Award of Restricted Stock.

"Nonqualified Stock Option" shall mean an Option that is not intended to be an incentive stock option as described in Code Section 422 and the regulations promulgated thereunder.

"Option" shall mean an option to purchase Stock granted pursuant to the provisions of Article VI hereof.

"Optionee" shall mean a person to whom an Option has been granted hereunder.

"Permanent and Total Disability" shall have the meaning set forth in Code
Section 22(e)(3) and the regulations promulgated thereunder.

"Plan" shall mean the PTEK Holdings, Inc. 2000 Directors Stock Plan, the terms of which are set forth herein.

"Purchasable" shall refer to Stock that may be purchased by an Optionee under the terms of this Plan on or after a certain date specified in the applicable Stock Option Agreement.

"Qualified Domestic Relations Order" shall have the meaning set forth in Code
Section 414(p)(1)(A) and the regulations promulgated thereunder.

"Restricted Stock" shall mean Stock issued to a Grantee pursuant to Article VII hereof.

"Restriction Agreement" shall mean a written agreement setting forth the terms of an Award of Restricted Stock, as provided in Section 7.1 hereof.

"Stock" shall mean the Common Stock, par value $.0l per share, of the Company or, in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other entity, such other stock or securities.

"Stock Option Agreement" shall mean a written agreement between the Company and an Optionee under which the Optionee may purchase Stock hereunder, as provided in Article VI hereof.

                                  ARTICLE II
                                   THE PLAN

  2.1 Name. This Plan shall be known as the "PTEK Holdings, Inc. 2000 Directors Stock Plan."

  2.2 Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by affording the non-employee Directors of the Company an opportunity to acquire or increase their proprietary interests in the Company. The objective of the Options and Awards is to promote the growth and profitability of the Company by providing the Grantees with an additional incentive to achieve the Company's objectives through participation in its success and growth and by encouraging their continued association with or service to the Company.

  2.3 Effective Date. The effective date of this Plan is April 26, 2000, subject to shareholder approval of the shareholders no later than April 26, 2001.

                                  ARTICLE III
                                 PARTICIPANTS

  The class of persons eligible to participate in this Plan shall consist solely of persons who, at the date of grant of Options hereunder, are Directors of the Company and are not employed by the Company or any of its subsidiaries or affiliates.

                                  ARTICLE IV
                                ADMINISTRATION

  4.1 Duties and Powers of the Committee. This Plan shall be administered by the Committee; provided, however, that any decision with respect to an Option or Award granted under the Plan to a member of the Committee, including without limitation the decision to grant such Option or Award and the terms thereof, shall be made by the Board of Directors, and any reference herein to the Committee shall be deemed to mean the Board as it relates to an Option or Award granted to a member of the Committee. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it may deem necessary. The Committee shall have the power to act by unanimous written consent in lieu of a meeting, and to meet telephonically. In administering this Plan, the Committee's actions and determinations shall be binding on all interested parties. The Committee shall have the power to grant Options or Awards in accordance with the provisions of this Plan and may grant Options and Awards singly, in combination, or in tandem. Subject to the provisions of this Plan, the Committee shall have the discretion and authority to determine those Directors to whom Options or Awards will be granted, the number of shares of Stock subject to each Option or Award, such other matters as are specified herein, and any other terms and conditions of a Stock Option Agreement or Restriction Agreement. To the extent not inconsistent with the provisions of this Plan, the Committee shall have the authority to amend or modify an outstanding Stock Option Agreement or Restriction Agreement, or to waive any provision thereof, provided that the Grantee consents to such action.

  4.2 Interpretation; Rules. Subject to the express provisions of this Plan, the Committee shall have complete authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement and Restriction Agreement, and to make all other determinations necessary or advisable for the administration of this Plan, including, without limitation, the amending or altering of this Plan and any Options or Awards granted hereunder as may be required to comply with or to conform to any federal, state or local laws or regulations.

  4.3 No Liability. Neither any Director nor any member of the Committee shall be liable to any person or entity for any act or determination made in good faith with respect to this Plan or any Option or Award granted hereunder.

  4.4 Majority Rule. A majority of the members of the Committee shall constitute a quorum, and any action taken by a majority at a meeting at which a quorum is present, or any action taken without a meeting evidenced by a writing executed by all the members of the Committee, shall constitute the action of the Committee.

  4.5 Company Assistance. The Company shall supply full and timely information to the Committee on all pertinent facts as the Committee may require. The Company shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

                                   ARTICLE V
                        SHARES OF STOCK SUBJECT TO PLAN

  5.1 Limitations. Subject to any antidilution adjustment pursuant to the provisions of Section 5.2, the maximum number of shares of Stock that may be issued hereunder shall be 1,000,000, of which not more than 10% shall be granted in the form of Restricted Stock Awards. Any or all shares of Stock subject to the Plan may be issued in any combination of Nonqualified Stock Options and Restricted Stock, and the amount of Stock subject to the Plan may be increased from time to time in accordance with Article IX hereof.

  Shares subject to an Option or issued as an Award may be either authorized and unissued shares or shares issued and later acquired by the Company. The shares covered by any unexercised portion of an Option that has terminated for any reason (except as set forth in the following paragraph), or any forfeited portion of an Award, may again be optioned or Awarded under this Plan, and such shares shall not be considered as having been optioned or issued in computing the number of shares of Stock remaining available for Options or Awards hereunder.

  If Options are issued in respect of options to acquire stock of any entity acquired, by merger or otherwise, by the Company, the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be increased by the number of shares subject to the Options so issued; provided, however, that the aggregate number of shares of Stock for which Options may be granted hereunder shall automatically be decreased by the number of shares covered by any unexercised portion of an Option so issued that has terminated for any reason, and the shares subject to any such unexercised portion may not be optioned to any other person.

  5.2 Antidilution.

  (a) If (i) the Outstanding shares of Stock are increased, decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company, by reason of merger, consolidation, reorganization, recapitalization, reclassification, combination or exchange of shares, or stock split or stock dividend, (ii) any spin-off, split-off or other distribution of assets materially affects the price of the Company's stock, or
(iii) there is any assumption and conversion to this Plan by the Company of an acquired company's outstanding option grants, then:

    (A) the aggregate number and kind of shares of Stock for which Options or Awards may be granted hereunder shall be adjusted appropriately by the Committee, and

    (B) the rights of Optionees (concerning the number of shares subject to Options and the Exercise Price) under outstanding Options and the rights of the holders of Awards (concerning the terms and conditions of the lapse of any then remaining restrictions), shall be adjusted appropriately by the Committee.

  (b) If the Company is a party to any reorganization in which it does not survive (or in which it survives as the subsidiary of a previously unaffiliated entity), involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Company, the Committee, in its discretion, may:

    (i) notwithstanding other provisions hereof, declare that all Options granted under this Plan shall become exercisable immediately notwithstanding the provisions of the respective Stock Option Agreements regarding exercisability, that all such Options shall terminate thirty (30) days after the Committee gives written notice of the immediate right to exercise all such Options and of the decision to terminate all Options not exercised within such 30-day period, and that all then-remaining restrictions pertaining to Awards under this Plan shall immediately lapse; and/or

    (ii) notify all Grantees that all Options and Awards granted under this Plan shall be assumed by the successor corporation or substituted on an equitable basis with options or restricted stock issued by such successor corporation.

  (c) If the Company is to be liquidated or dissolved in connection with a reorganization described in Section 5.2(b), the provisions of that Section shall apply. In all other instances, the adoption of a plan of dissolution or liquidation of the Company shall, notwithstanding other provisions hereof, cause all then-remaining restrictions pertaining to Options and Awards under the Plan to lapse, and shall cause every Option outstanding under the Plan to terminate to the extent not exercised prior to the adoption of the plan of dissolution or liquidation by the shareholders; provided that, notwithstanding any other provisions hereof, the Committee may declare all Options granted under the Plan to be exercisable at any time on or before the fifth (5th) business day following such adoption, notwithstanding the provisions of the respective Stock Option Agreements regarding exercisability.

  (d) The adjustments described in paragraphs (a) through (c) of this Section 5.2, and the manner of their application, shall be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests. The adjustments required under this Article V shall apply to any successors of the Company and shall be made regardless of the number or type of successive events requiring such adjustments.

                                  ARTICLE VI
                                    OPTIONS

  6.1 Type of Options Granted. The Committee may, under this Plan, grant Nonqualified Stock Options only. Such Options may be granted subject to conditions based on the satisfaction of performance goals or any other factor the Committee deems relevant.

  6.2 Option Grant and Agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Committee and by a written Stock Option Agreement executed by the Company and the Optionee. The terms of the Option, including the Option's duration, time or times of exercise, and exercise price, shall be stated in the Stock Option Agreement.

  6.3 Exercise Price. The Exercise Price of the Stock subject to each Option shall be determined by the Committee.

  6.4 Exercise Period. The period for the exercise of each Option granted hereunder shall be determined by the Committee.

  6.5 Option Exercise.

  (a) Unless otherwise provided in the Stock Option Agreement or Section 6.6 hereof, an Option may be exercised at any time or from time to time during the term of the Option as to any or all full shares which have become Purchasable under the provisions of the Option, but not at any time as to less than one hundred (100) shares unless the remaining shares that have become so Purchasable are less than one hundred (100) shares. The Committee shall have the authority to prescribe in any Stock Option Agreement that the Option may be exercised only in accordance with a vesting schedule during the term of the Option.

  (b) An Option shall be exercised by (i) delivery to the Company at its principal office a written notice of exercise with respect to a specified number of shares of Stock and (ii) payment to the Company at that office of the full amount of the Exercise Price for such number of shares in accordance with Section 6.5(c). If requested by an Optionee, an Option may be exercised with the involvement of a stockbroker in accordance with the federal margin rules set forth in Regulation T (in which case the certificates representing the underlying shares will be delivered by the Company directly to the stockbroker).

  (c) The Exercise Price is to be paid in full in cash upon the exercise of the Option and the Company shall not be required to deliver certificates for the shares purchased until such payment has been made; provided, however, the Committee may provide in a Stock Option Agreement (or may otherwise determine in its sole discretion at the time of exercise) that in lieu of cash, all or any portion of the Exercise Price may be paid by tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee for at least six (6) months, to be credited against the Exercise Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Exercise Price); provided further, the Committee may provide in a Stock Option Agreement (or may otherwise determine in its sole discretion at the time of exercise) that, in lieu of cash or shares, all or a portion of the Exercise Price may be paid by the Optionee's execution of a recourse note equal to the Exercise Price or relevant portion thereof, subject to compliance with applicable state and federal laws, rules and regulations. In addition to the above methods of exercise, to the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws, an Option may be exercised through a broker in a so-called "cashless exercise" whereby the broker sells the Option shares and delivers cash sales proceeds to the Company in payment of the exercise price.

  (d) The holder of an Option shall not have any of the rights of a shareholder with respect to the shares of Stock subject to the Option until such shares have been issued and transferred to the Optionee upon the exercise of the Option.

  6.6 Nontransferability. No Option shall be transferable by an Optionee other than by will or the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability is appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable options. During the lifetime of an Optionee, Options shall be exercisable only by such Optionee (or by such Optionee's guardian or legal representative, should one be appointed, or by a permitted transferee).

  6.7 Termination of Service. The Committee shall have the power to specify, with respect to the Options granted to a particular Optionee, the effect upon such Optionee's right to exercise an Option upon termination of such Optionee's service as a Director under various circumstances, which effect may include immediate or deferred termination of such Optionee's rights under an Option, or acceleration of the date at which an Option may be exercised in full.

  6.8 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable on an accelerated basis in the event that a Change in Control occurs with respect to the Company (and the Committee shall have the discretion to modify the definition of Change in Control in a particular Option Agreement). If the Committee finds that there is a reasonable possibility that, within the succeeding six (6) months, a Change in Control will occur with respect to the Company, then the Committee may determine that all outstanding Options shall be exercisable on an accelerated basis.

                                  ARTICLE VII
                               RESTRICTED STOCK

  7.1 Awards of Restricted Stock. The Committee may grant Awards of Restricted Stock, which shall be governed by a Restriction Agreement between the Company and the Grantee. Each Restriction Agreement shall contain such restrictions, terms and conditions (including, without limitation, the satisfaction of stated performance goals) as the Committee may, in its discretion, determine, and may require that an appropriate legend be placed on the certificates evidencing the subject Restricted Stock. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee has executed the Restriction Agreement governing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the foregoing documents within the time period prescribed by the Committee, if any, the Award shall be void. At the discretion of the Committee, Shares issued in connection with an Award shall be deposited together with the stock powers with an escrow agent designated by the Committee. Unless the Committee determines otherwise and as set forth in the Restriction Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

  7.2 Nontransferability. Until any restrictions upon Restricted Stock awarded to a Grantee shall have lapsed in a manner set forth in Section 7.3, such shares of Restricted Stock shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the Grantee.

  7.3 Lapse of Restrictions. Restrictions upon Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may, in its discretion, determine at the time the Award is granted or thereafter.

  7.4 Termination of Service as a Director. The Committee shall have the power to specify, with respect to each Award granted to any particular Grantee, the effect upon such Grantee's rights with respect to such Restricted Stock of the termination of such Grantee's service as a Director under various circumstances, which effect may include immediate or deferred forfeiture of such Restricted Stock or acceleration of the date on which any then remaining restrictions shall lapse.

  7.5 Treatment of Dividends. At the time an Award of Restricted Stock is made the Committee may, in its discretion, determine that the payment to the Grantee of any dividends, or a specified portion thereof, declared or paid on such Restricted Stock shall be (a) deferred until the lapsing of the relevant restrictions and (b) held by the Company for the account of the Grantee until such lapsing. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account outstanding during such year at a rate per annum determined by the Committee. Payment of deferred dividends, together with interest thereon, shall be made upon the lapsing of restrictions imposed on such Restricted Stock, and any dividends deferred (together with any interest thereon) in respect of Restricted Stock shall be forfeited upon any forfeiture of such Restricted Stock.

  7.6 Delivery of Shares. Except as provided otherwise in Article VIII below, within a reasonable period of time following the lapse of the restrictions on shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such shares and such shares shall be free of all restrictions hereunder.

                                 ARTICLE VIII
                              STOCK CERTIFICATES

  The Company shall not be required to issue or deliver any certificate for shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof, or deliver any certificate for shares of Restricted Stock granted hereunder, prior to fulfillment of all of the following conditions:

  (a) the admission of such shares to listing on all stock exchanges on which the Stock is then listed;

  (b) the completion of any registration or other qualification of such shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body;

  (c) the obtaining of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable; and

  (d) the lapse of such reasonable period of time following the exercise of the Option as the Board from time to time may establish for reasons of administrative convenience.

  Stock certificates issued and delivered to Grantees shall bear such restrictive legends as the Company shall deem necessary or advisable pursuant to applicable federal and state securities laws.

                                  ARTICLE IX
                           TERMINATION AND AMENDMENT

  9.1 Termination and Amendment. The Board at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board may condition any amendment on the approval of shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws.

  9.2 Effect on Grantee's Rights. No termination, amendment or modification of this Plan shall adversely affect a Grantee's rights under a Stock Option Agreement or Restriction Agreement without the consent of the Grantee or his legal representative.

                                   ARTICLE X
                   RELATIONSHIP TO OTHER COMPENSATION PLANS

  The adoption of this Plan shall not affect any other stock option, incentive or other compensation plans in effect for the Company or any of its subsidiaries; nor shall the adoption of the Plan preclude the Company or any of its subsidiaries from establishing any other form of incentive or other compensation plan for Directors.

                                  ARTICLE XI
                                 MISCELLANEOUS

  11.1. Performance Goals. The Committee may, but need not, determine that any Award granted pursuant to this Plan to a participant shall be determined solely on the basis of (a) the achievement by the Company or a Subsidiary of a specified target return on equity or assets, (b) the Company's or Subsidiary's stock price, (c) the achievement by the Company or a business unit of the Company or Subsidiary of a specified target net income or earnings per share, including without limitation earnings before interest, taxes, depreciation and/or amortization, or (d) any combination of the goals set forth in (a) through (c) above. Furthermore, in such case, the Committee shall have the right for any reason to reduce (but not increase) any Award, notwithstanding the achievement of a specified goal. If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates. Any payment of an Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

  11.2 Replacement or Amended Grants. At the sole discretion of the Committee, and subject to the terms of this Plan, the Committee may modify outstanding Options or Awards or accept the surrender of outstanding Options or Awards and grant new Options or Awards in substitution thereof. However, no modification of an Option or Award shall adversely affect a Grantee's rights under a Stock Option Agreement or Restriction Agreement without the consent of the Grantee or his legal representative.

  112.3 Plan Binding on Successors. This Plan shall be binding upon the successors and assigns of the Company.

  11.4 Singular, Plural, Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender and vice versa.

  11.5 Headings Not Part of Plan. Headings of Articles and Sections hereof are inserted for convenience and reference, and they do not constitute part of this Plan.

                                     PROXY
                              PTEK HOLDINGS, INC.

  The undersigned hereby appoints Boland T. Jones and Patrick G. Jones, each with full power of substitution, acting jointly or by any of them if only one be present and acting, attorneys and proxies to vote in the manner specified below (according to the number of shares which the undersigned would be entitled to cast if then personally present), all the shares of common stock, par value $.01 per share, or all the Series B voting preferred stock, par value $.01 per share, of PTEK Holdings, Inc. held of record by the undersigned at the close of business on April 21, 2000 at the Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on June 7, 2000, at the Sheraton Buckhead Hotel at 3405 Lenox Road, N.E., Atlanta, Georgia, 30326, including any adjournments thereof.

1. Election of the following nominees:

 Nominees: Boland T. Jones, George W. Baker, Sr. and Jeffrey T. Arnold to serve as Class III directors for terms expiring at the annual meeting of shareholders in 2003.

    FOR all nominees listed above [_]   WITHHOLD authority to vote for nominees
                                        listed [_]

    (Instruction: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

    FOR nominee listed above [_]    WITHHOLD authority to vote for nominee
                                    listed [_]

2. Adoption of the PTEK Holdings, Inc. 2000 Directors Stock Plan:

               FOR [_]          AGAINST [_]          ABSTAIN [_]

[_] Please check this box if you plan to attend the Annual Meeting of Shareholders despite submission of this proxy.

  This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2, and with discretionary authority on all other matters that may properly come before the Meeting or any adjournment thereof of which the Company did not have notice on or before April 5, 2000.

  Please sign exactly as your name appears on your stock certificate and date as of the date of signature. Where shares are held jointly, each shareholder must sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              _________________________________
                                              Signature of Shareholder

                                              _________________________________
                                              Signatures of Other Shareholder
                                              (if held jointly)

                                              Dated:_____________________, 2000

  THIS PROXY IS SOLICITED ON BEHALF OF PTEK HOLDINGS, INC.'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.